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                                                                    Exhibit 99.4

                                     [LOGO]

Pinnacle Holdings Inc.                                                    NEWS
301 North Cattlemen Road / Sarasota, Florida 34232
   941-364-8886
   Fax 941-364-8761

FOR IMMEDIATE RELEASE                                           SYMBOL:  BIGTQ
July 31, 2002                                                     TRADED:  OTC


            PINNACLE HOLDINGS INC. AND CERTAIN OF ITS SUBSIDIARIES
          RECEIVE CONFIRMATION OF THEIR JOINT PLAN OF REORGANIZATION
                           BY THE BANKRUPTCY COURT

SARASOTA, FL. July 31, 2002 - Pinnacle Holdings Inc. (OTC: BIGTQ) ("Pinnacle Holdings" and together with its subsidiaries, "Pinnacle"), together with its wholly owned subsidiaries, Pinnacle Towers Inc., Pinnacle Towers III Inc. and Pinnacle San Antonio LLC, today announced that the United States Bankruptcy Court for the Southern District of New York (the "Court") entered an order yesterday confirming their amended joint plan of reorganization previously filed with the Court (the "Plan").

It is currently contemplated that the Plan will be funded by two new sources of capital: (1) an equity investment of up to $205.0 million by Fortress Investment Group ("Fortress") and Greenhill Capital Partners ("Greenhill," and together with Fortress, the "Investors") pursuant to the terms of the Securities Purchase Agreement (the "Purchase Agreement") entered into as of April 25, 2002, and (2) an approximately $340.0 million new credit facility. Pinnacle and the Investors continue to negotiate a proposed credit facility with prospective lenders. In connection with the consummation of the transactions contemplated by the Purchase Agreement, Pinnacle Holdings will be merged into a newly formed Delaware corporation formed by the Investors ("New Pinnacle") with New Pinnacle being the surviving corporation.

As previously announced, under the terms of the Purchase Agreement with the Investors, Fortress will purchase up to approximately 13,735,000 shares of common stock of New Pinnacle (the "Fortress Shares") and Greenhill will purchase up to approximately 6,765,000 shares of common stock of New Pinnacle (the "Greenhill Shares", and together with the Fortress Shares, the "Investor Shares"). The Purchase Agreement provides for the cancellation of the Senior Notes in exchange for up to $114.0 million (or $350.77 per $1,000 par value bond) in cash or, at the holder's election, a combination of cash and up to 49.9% of New Pinnacle's outstanding common stock. The number of Investor Shares (and hence their cash investment) will be proportionately decreased by the number of shares purchased by holders of the Senior Notes.
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The Purchase Agreement also provides for the cancellation of the Convertible
Notes in exchange for up to $500,000 in cash and five-year warrants to purchase up to approximately 205,000 shares of New Pinnacle's common stock at approximately two times the price of the Investor Shares. Convertible Note holders can double this amount to a total of $1.0 million in cash and warrants to purchase 410,000 shares, representing approximately 2% of New Pinnacle's equity capitalization, if the Convertible Note holders agree to give certain releases. The Purchase Agreement further provides for cancellation of the outstanding shares of Pinnacle common stock. Former stockholders and plaintiffs in a stockholder class action shall receive five-year warrants to purchase up to 102,500 shares of New Pinnacle common stock (representing approximately 1/2% of New Pinnacle's equity capitalization) at approximately two times the price of the Investor Shares. This amount can be doubled to 205,000 shares, representing approximately 1% of New Pinnacle's capitalization, if the stockholders agree to give certain releases. Trade and other creditors will be paid in full in the ordinary course.

Pinnacle currently is working towards trying to close the transactions contemplated by the Purchase Agreement on or before August 20, 2002. After such date, votes in favor of the Plan could be withdrawn, which could result in the need to re-solicit votes on the Plan. The specific terms of a new credit facility are currently being negotiated, and the ability of Pinnacle to close the transactions contemplated by the Purchase Agreement is subject to satisfying all of the conditions necessary to consummate a new credit facility and the transactions contemplated by the Purchase Agreement. If certain of the terms of the new credit facility were to vary materially from those currently contemplated by Pinnacle, Pinnacle might need to amend the Plan and/or re-solicit votes in favor of the Plan. The Purchase Agreement contains customary terms and conditions, including exclusivity provisions that generally prohibit Pinnacle from discussing or negotiating an alternative restructuring transaction, unless Pinnacle first receives an unsolicited bona fide proposal regarding such an alternative transaction. Pinnacle cannot enter into any agreement providing for an alternative transaction, except in certain circumstances where Pinnacle's board of directors determines that the alternative transaction would provide a higher value to Pinnacle than the transaction contemplated by the Purchase Agreement. If Pinnacle consummates such an alternative transaction, under certain circumstances, Pinnacle would be required to pay the Investors a break-up fee of up to $12 million.

Steven R. Day, Pinnacle's Chief Executive Officer, said "The Court's entering of the confirmation order represents a significant milestone in our goal of implementing our previously announced restructuring plan. I am extremely pleased that we are approaching final closure of the bankruptcy process. I continue to be appreciative of the cooperation and support or our employees, customers, vendors and creditors."


ABOUT PINNACLE
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Pinnacle is a provider of communication site rental space in the United States and Canada. At March 31, 2001, Pinnacle owned, managed, leased, or had rights to in excess of 4,000 sites. Pinnacle is headquartered in Sarasota, Florida. For more information on Pinnacle visit its web site at http://www.pinnacletowers.com. Information provided on our web-site is not incorporated into Pinnacle's filings with the Securities and Exchange Commission ("SEC") or this press release.

FORWARD-LOOKING STATEMENTS

This press release may contain statements that are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. Such forward looking statements include those regarding Pinnacle's emergence from bankruptcy. Although Pinnacle believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Pinnacle to be different from any future results, performance and achievements expressed or implied by these statements. Such risk factors include, but are not limited to: (1) Pinnacle's ability to negotiate and satisfy the conditions to closing a new credit facility; (2) Pinnacle's ability to satisfy the conditions to closing the Purchase Agreement with the Investors; (3) Pinnacle's inability to emerge from bankruptcy as currently contemplated; (4) Pinnacle's substantial level of indebtedness, which could adversely affect its ability to react to changes in its business; (5) Pinnacle's indebtedness, including its senior credit facility, the Senior Notes and the Convertible Notes, which may be accelerated; (6) restrictive covenants on Pinnacle's debt agreements which may limit Pinnacle's ability to take actions that may be in its best interests; (7) Pinnacle's heavy dependence on its senior management; (8) the operation of a portion of Pinnacle's customer base under bankruptcy protection; (9) the success or failure of Pinnacle's efforts to implement its business strategy; (10) trends in subscriber growth and minutes of use for wireless communications; (11) access to capital for Pinnacle's customer base, which will affect their ability to deploy in the future further communications equipment installations that may require additional space on Pinnacle's sites; (12) changes in the nature of wireless communications technology that could cause Pinnacle's customers to require less space on its sites; (13) applicable court's approval of the settlement of a consolidated class action lawsuit involving Pinnacle and certain of its current and former officers and directors; (14) actions taken by the lenders under Pinnacle's senior credit facility due to Pinnacle's defaults thereunder and the expiration of the prior agreement of such lenders to forbear from exerting certain remedies they have, subject to the bankruptcy laws, as a result of such default; (15) the success or failure of Pinnacle's efforts to sell its remaining colocation facilities or other assets; (16) the negative reaction of prospective and existing customers, vendors and others to continuing uncertainties regarding Pinnacle's financial condition in a manner that adversely affects Pinnacle; (17) in connection with diligence conducted by potential investors in Pinnacle and others regarding Pinnacle, the revelation of additional potential areas of concern; and (18) acts taken by Pinnacle's
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creditors in response to the defaults referenced above. Information about potential factors which could affect Pinnacle's financial results is included in the Risk Factors section of Pinnacle Holdings' 2001 Annual Report on Form 10-K filed with the SEC on April 16, 2002 and Pinnacle Holdings' other filings with the SEC. The forward-looking statements included in this press release are made only as of the date of this press release and Pinnacle does not undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contact: William T. Freeman, CFO, 941-364-8886 or Joe Furmanek, Investor Relations, 941-364-8886 ext. 1203